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                                                                    EXHIBIT 10.8

                                STATE OF MONTANA

                    METALLIFEROUS MINERAL OR GEM MINING LEASE

                                  NO. M-1943-99


        This indenture of lease made and entered into by and between the State of Montana, acting through its State Board of Land Commissioners, hereinafter referred to as lessor, and the person, persons, company or corporation herein named and hereinafter referred to as lessee, under and pursuant to the terms and provisions of Part 1, Chapter 3, Title 77, MCA, as amended and rules adopted pursuant thereto,

        The lessor, in consideration of the annual rentals provided for herein, the royalties to be paid, and the covenants to be kept and performed by the lessee, leases to the lessee for the purpose of mining metalliferous minerals and or gems as described below, all the lands described as follows:

Date this lease takes effect:  MARCH 15, 1999

Name of Lessee:  PETER C. ELLSWORTH                   Address: 265 BENTON AVENUE
                                                              MISSOULA, MT 59801

Land Located in   GRANITE                             County:

Description of Land:      TOWNSHIP 11 NORTH, RANGE 13 WEST
                          --------------------------------
                          SECTION 16: E1/2E1/2


Total number of acres     160.00     , more or less, belonging to         SCHOOL          Grant.

Minerals authorized to be mined:     SAPPHIRES, DIAMONDS, AND ASSOCIATED GOLD

Royalty:       5% PLUS AN ANNUAL ADVANCE ROYALTY OF $250.00

Bond:          $1,000.00


        To have and to hold these premises unto said lessee and successors, legal representatives or assigns, for the primary term of' ten (10) years, and as long thereafter as the minerals hereinabove designated are being produced in paying quantities from said premises, the royalties and rents provided for herein are being paid, and all other obligations are fully kept and performed.

        It is mutually understood, agreed and covenanted by and between the parties to this lease as follows:

        1. The lessor expressly reserves the right to lease, sell, or otherwise dispose of the surface of the lands hereby leased, under existing law or laws hereafter enacted, insofar as the surface is not necessary for the use of the lessee in connection with operations under this lease; and lessee agrees to comply with all statutory requirements, rules, and regulations thereunder made by the lessor if the lands embraced hereby have been or shall hereafter be sold, leased, or disposed of.

        2. The lessee shall pay to the lessor an annual money rental in the amount of $ 1.00 per acre for the first three year period, $2.50 per acre for the next two years, and thereafter annually $3.00 per acre. This is in addition to any bonus which may be required as a condition of obtaining the lease.

        3. Lessee shall prospect and explore with minimum disturbance to the surface of the land which is required to adequately explore the property. All mining operations shall be conducted in such a manner as to protect property and resources from disturbance which is not reasonably necessary in order to efficiently and economically remove the mineral deposit.

        4. The lessee shall obtain the consent of the Department of Natural Resources and Conservation before cutting any timber upon this land for use in their operations; and shall pay the lessor the customary charges made by the lessor for timber thereafter cut.

        5. The lessee shall not assign this lease without the consent of the lessor.

        6. The lessee shall cover or enclose all shafts, mines or openings of any kind in such manner as to remove danger to human beings or livestock.

        7. The lessee shall fully comply with all applicable state and federal laws, rules and regulations, including but not limited to those concerning safety, environmental protection and reclamation. The lessee shall conduct and reclaim the operation in accordance with the performance and reclamation standards of applicable mine reclamation laws. The exemption of lessee's operations from applicable reclamation laws does not relieve the lessee from the obligation to conduct and reclaim the operations in accordance with the performance and reclamation standards of those laws. All disturbances must be reclaimed prior to release of any bond.

        8. If the surface of the land has been sold or leased prior to issuance of this lease. the mineral lessee shall be responsible for damages to the surface, the leasehold interest and any improvements.

        9. The lessee shall furnish to the Department of Natural Resources and Conservation, upon request, but not more than once each calendar year an exploration and development report. The report shall include a description of any work completed to date, a plat showing the location of any work and shall include a complete geologic log and electric log (if done) of any test holes.

        10. The lessee shall have the right at the termination of any rental year, by giving at least thirty (30) days previous notice in writing to the Director of Natural Resources and Conservation, to surrender and relinquish this lease and thereupon be discharged from any obligation not theretofore accrued.

        11. At the termination of this lease, for any cause, the lessee shall immediately surrender the premises and shall, within sixty (60) days, remove machinery, tools or equipment that the lessee may have placed thereon.

        12. The lessee shall pay a royalty in cash unless the lessor requests that it be delivered in kind. The royalty rate as specified above shall be based upon the applicable percentage of returns from the metalliferous minerals or gems being mined but in no case shall be less than 5 percent of the fair market value of the metalliferous minerals or gems recovered. The returns are defined as the net amount received by the shipper after deducting reasonable transportation costs to the closest feasible point of sale, smelting charges and deductions and other treatment costs, not including as a deduction any cost of producing or treating at the mine. The fair market value is the value of the minerals or gems in raw crude form as recovered at the mine site.

        13. The lessee shall, upon commencement of mining, make a report on or before the last day of each quarter concerning the operations for the latest 3 months for which records are available but in no case more than 3 months preceding the report. The report shall be on the form prescribed by the department and shall provide sufficient information to determine the royalty as well as any other pertinent information requested by the department. The royalty for the quarter reported shall accompany the report.

        14. The lessee has filed a bond with the lessor in the penal sum as specified above, conditioned upon compliance with all lease terms and in order to protect the rights of any prior purchasers or surface lessees. Additional bonds may be required at any time during the period of the lease.

        15. The lease is subject to cancellation for failure to comply with the terms of the lease, applicable state statutes concerning metalliferous and gem leases and rules enacted pursuant to those statutes, as amended. The lessee shall be notified of any failure to comply and allowed a reasonable time to comply. If the lessee fails to comply within a reasonable time, the lease shall be cancelled.

        16. All the terms and conditions hereof which are applicable to the lessee shall likewise be applicable to the heirs, executors, administrators, assigns, and other successors in interest of the lessee to the same extent as though they had been specifically mentioned in connection with each of such terms and conditions and the provisions of this lease shall be binding upon and inure to the benefit of such heirs, executors, administrators, assigns and other successors in interest of the lessee.

        17. Special conditions:


                               SEE ATTACHMENT 'A'



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        IN WITNESS WHEREOF, the State of Montana and the lessee have caused this lease to be executed in duplicate and the Director of the Department of Natural Resources and Conservation, pursuant to the authority granted him by the State Board of Land Commissioners of the State of Montana, has hereunto set his hand and affixed the seal of the Board of Land Commissioners this _____ day of May 13 1999, year of ______.



 /s/ Arthur R. Clinch
------------------------------------
ARTHUR R. CLINCH, DIRECTOR OF THE
DEPARTMENT OF NATURAL RESOURCES
& CONSERVATION


                                              /s/ Peter Ellsworth
                                             -----------------------------------
                                                             Lessee
                                                      PETER C. ELLSWORTH
                                             Address: 265 BENTON AVENUE
                                                     ---------------------------
                                                       MISSOULA, MT 59802



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

                                                             Lease No. M-1943-99
                                                                   -------------

                                 ATTACHMENT "A"

ANNUAL REPORT

1. Lessee shall submit to the Department of Natural Resources and Conservation a verified report showing in detail what work the lessee has done and performed under this lease during the preceding year and the location and character of the same, a plat showing all development work and improvements on the leased lands, and shall furnish such additional information relating thereto as the Director shall require, and in case it is advisable to prospect by test holes or other testing methods an itemized statement of actual cost of testing, location of test holes and other relating information with a report as to all buildings, structures or other work placed in or upon leased lands, together with a statement as to the amount and grade of minerals and/or gems produced and sold and the amount received therefor by operations hereunder.

OPERATING PLAN

2. If the Lessee intends to conduct mining and/or milling activities or exploration activities, including road building, trenching, dumping, or other activities which result in land disturbance on the leased premises, it shall submit to the Department of Natural Resources and Conservation, Minerals Management Bureau two copies of an Operating Plan or Amendment to an existing Operating Plan, describing its proposed activities. No activities shall occur on the tract until an Operating Plan or Amendments have been approved, in writing, by the Minerals Management Bureau. The Plan or Amendment shall include the following:

        a. A complete description of each activity planned, locations of each activity, scheduled starting date, and expected duration on each.

        b. Maps (1:24,000 scale or larger) showing use and/or reconstruction of existing access routes, the location of proposed new road construction, pipelines, utilities and other uses and improvements.

        c. Drawings showing road construction plans, including width, drainage, cut/fill slopes and other details, as well as detailed topographic drawings showing mine and/or mill site development and layout, and water supply and disposal system.

        d. Plans, to include resource protection measures for mining, milling, waste disposal, sanitation, wildfire prevention, soil erosion and air and water pollution; emergency actions covering mining or milling related spills; and land reclamation procedures.

        e. Other information necessary for the Department to assess probable impacts upon surface and other resources.

        Submittal of plans of operation to other departments and Divisions of State Government including but not limited to the Environmental Management Bureau of the Department of



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        Environmental Quality does not satisfy this provision. Original copies of all plans, maps and amendments must be delivered by the lessee hereunder to the Minerals Management Bureau.

ACTIVITIES MAY BE DENIED

3. The Department reserves the right to deny all activity that would result in material disturbance to the leased premises.

RECORDS

4. Representatives of the Lessor shall at all reasonable times have the right to enter into and upon the premises and all of the workings and shafts and tunnels or buildings thereon and all parts thereof for the purpose of inspecting and examining the same.

        The lessee agrees to keep books of account showing the amount of metalliferous minerals and/or gems extracted from the leased lands; the amount of such minerals and/or gems produced, saved, treated, shipped or marketed collectively or individually; and the amount of money received from the sale of the minerals and/or gems or the value extracted from them; and from and out of the values extracted from them.

        Representatives of the Lessor shall also at all reasonable hours have free access to all books, accounts, records and papers of the Lessee insofar as they shall relate to the production of the mineral for which this lease is issued, or the price received therefore or any agreements relating thereto.

REMOVAL OF GEMS AND/OR MINERALS

5. The lessee shall not, during the prospecting period or any continuation thereof, remove any metalliferous minerals and/or gems from the leased premises except as may be permitted by the Department. When the lessee has discovered metalliferous minerals and/or gems in commercial quantities he shall notify the Director of the Department that the prospecting period is terminated, and request permission to dispose of the metalliferous minerals and/or gems as provided in this lease.

FINANCIAL AGREEMENTS

6. All contracts made in relation to the mineral interest granted herein, such as but not limited to, assignments, subleases, joint ventures, overriding royalties, operating agreements, project financing, back-in rights, or other similar agreements, whether verbal or written between the lessee herein and any other person or corporation must be approved by the Director. The Department reserves the right to deny any agreement that may impair the productive capability of the trust asset. It will be the Department's sole discretion whether the proposed agreement is approved. The Department may consider payment of a reasonable compensatory bonus as adequate mitigation for the proposed agreement.



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

DILIGENCE

7. The lessee agrees to commence actual prospecting operations under the land embraced herein promptly after the execution of this lease and thereafter diligently prospect, develop and mine in or upon the leased land unless consent to suspend operations temporarily is granted by the Department annually.

ADVANCE ROYALTY

8. In addition to the yearly rental, lessee shall pay an advance minimum royalty of $250.00 per year. This amount is payable each year on the anniversary date of this lease. This minimum royalty is not refundable in the event that actual production royalty is less than $250.00 per year. In the event such actual production royalty is greater, lessee is obligated to pay the greater amount.

RENT AND ROYALTY REVIEW

9. The rate of the rental shall be reviewed at the end of each five (5) year period of the lease, and may be adjusted at such time at the discretion of the Department.

        The rate of royalty and any advance royalty shall be reviewed at the end of each five (5) year period of the lease, and may, after negotiation between lessor and lessee be adjusted at such time.

WATER RIGHTS

10. Lessee may not interfere with any existing water right owned or operated by any person. Lessee shall hold Lessor harmless against all claims, including attorney fees, for damages claimed by any person asserting interference with a water right.

WASTE PROHIBITED

11. All mining operations shall be done in good and workmanlike manner in accordance with approved methods and practices using such methods to insure the extraction of the greatest amount of mineral, having due regard for the prevention of waste of the minerals developed on the land, the protection of the environment and all natural resources, the preservation and conservation of the property for future uses, and for the health and safety of workmen and employees. If the Lessor has reasonable belief that the operations are not so being conducted, he shall so notify the lessee in writing, and if compliance is not promptly obtained and the delinquency fully satisfied, the Lessor may at its option, after thirty (30) days notice by registered mail to the Lessee, cancel the lease.

SURRENDER OF DATA

12. All geological data, including reports, maps, logs and other pertinent data regarding Trust resources shall be given to the Department upon surrender or expiration of the lease. Bond



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        will not be released until surrender of such data to the Department. All drill core and/or splits of drill cuttings shall be saved. Upon surrender or expiration of the lease lessee will contact the Department for instructions on the required disposition of drill core and/or cuttings.

STREAMBED PRESERVATION

13. Prior to the commencement of any activities within the ordinary high water mark of perennial streams on the leased premises, the lessee shall obtain a 310 Permit, if required, from the appropriate Conservation District. A copy of such permit shall be submitted to the Department.

FIELD NOTIFICATION

14. The Department of Natural Resources and Conservation Unit Manager (or his representative) who may be contacted regarding matters pertaining to the leased premises is:

        Unit Manager, Anaconda Unit Office, DNRC, 7916 Highway 1 West, Anaconda, MT 59711 Phone (406) 563-6078

        The lessee shall also contact the surface lessee, Carl Nelson Ranch Co., c/o Billie Struna, Box 353, Drummond, MT 59832, prior to entry onto any portion of the leased area. Any problems or questions regarding access to the described property must be addressed prior to entry upon the property, except that reasonable access for the purpose herein described may not be withheld pending resolution.

WEED CONTROL

15. Lessee shall be responsible for controlling any noxious weeds introduced by Lessee's activity on State-owned land and shall prevent or eradicate the spread of noxious weeds onto land adjoining the leased premises. The Lessee's methods of control must be reviewed by the Department's Area Field Office that has jurisdiction for that locale.

CONFIDENTIALITY WAIVED

16. The Lessee is required to contact the Department of Environmental Quality regarding requirements of the Hard Rock Act prior to the commencement of any activities on the leased premises. In order to provide the Department of Natural Resources and Conservation with information regarding exploration activities important to Trust resources and to protect the confidentiality of the Lessee's exploration activities, the Lessee hereby agrees that the Trust Lands Management Division staff are hereby authorized to review any records pertaining to Small Miners Exclusion Statement and/or Exploration License obtained by the Department of Environmental Quality.



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SPECIAL CONDITIONS

17. DNRC-Trust Land Management Division (TLMD) will complete an initial review for cultural resources and, where applicable, paleontological resources of the area intended for disturbance and may require a resources inventory. Based on the results of the inventory, the TLMD may restrict surface activity for the purpose of protecting significant resources- located on the lease premises.

        Vehicular traffic is restricted to existing roads and to periods when the soil moisture is low enough (generally below 20 percent) to prevent rutting unless otherwise authorized by TLMD.

        All vehicles and equipment must be washed, particularly the underside, prior to entry onto the property to minimize the spread of noxious weeds.

        Material disturbed in emplacing exploration sampling holes will be replaced in the holes immediately on completion of sampling.

NON-WARRANTY OF TITLE

18. Regardless of any of the above provisions of the said lease, actual or implied, the State of Montana does not warrant title to its lands.



                                                     /s/ Peter Ellsworth
                                                    ----------------------------
                                                    PETER C. ELLSWORTH



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